UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018

THE KEYW HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-34891	27-1594952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7740 Milestone Parkway, Suite 400
Hanover, Maryland	21076
(Address of principal executive offices)	(Zip Code)

(443) 733-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2018, The KeyW Corporation, a Maryland Corporation (“KeyW”), as borrower, and its parent company The KeyW Holding Corporation, a Maryland corporation (the “Company”), entered into (i) a First Lien Credit Agreement (the “First Lien Credit Agreement”) and (ii) a Second Lien Credit Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), in each case, with Royal Bank of Canada, as administrative agent and lender, RBC Capital Markets, Fifth Third Bank, JPMorgan Chase, N.A., and SunTrust Robinson Humphrey, Inc., as joint-bookrunners and joint-lead arrangers, and the other lenders party thereto.

The First Lien Credit Agreement provides for (i) a $215.0 million senior secured first lien term loan facility (the “First Lien Term Loan Facility”) and (ii) a $50 million senior secured first lien revolving credit facility (the “Revolving Facility” and, together with the First Lien Term Loan Facility, the “First Lien Facilities”). The First Lien Term Loan Facility has a maturity date of May 8, 2024 and the Revolving Facility has a maturity date of May 8, 2023. The interest rates under the First Lien Facilities initially will be, at the option of KeyW, either (a) a Eurodollar rate plus 4.50% per annum or (b) a base rate plus 3.50% per annum.

The Second Lien Credit Agreement provides for a senior secured $75.0 million second lien term loan facility (the “Second Lien Term Loan Facility” and together with the First Lien Facilities, the “Credit Facilities”). The Second Lien Term Loan Facility has a maturity date of May 8, 2025. The interest rates under the Second Lien Term Loan Facility initially will be, at the option of KeyW, either (a) a Eurodollar rate plus 8.75% per annum or (b) a base rate plus 7.75% per annum.

The Credit Agreements contain customary representations and warranties and affirmative and negative covenants. The First Lien Credit Agreement contains a total net leverage ratio covenant that decreases ratably over the term of the First Lien Facilities from an initial ratio of 7.25:1.00 to 5.75:1.00. The Second Lien Credit Agreement contains a total net leverage ratio covenant that decreases ratably over the term of the Second Lien Credit Facility from an initial ratio of 7.75:1.00 to 6.25:1.00.

The Credit Agreements include customary events of default, in certain cases subject to customary periods to cure. The occurrence of an event of default, following the applicable cure period, would permit the lenders to, among other things, declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the Credit Facilities to be immediately due and payable.

KeyW’s obligations under the Credit Facilities are unconditionally guaranteed by the Company and certain subsidiaries of KeyW. In addition, the Credit Facilities are secured by substantially all of the assets of KeyW, the Company and the subsidiary guarantors.

The Company used approximately $140.2 million of proceeds from the Credit Facilities to repay amounts outstanding under the 2017 Credit Agreement (as defined below) in full. The Company intends to use the remaining proceeds (i) to repurchase its 2.50% Convertible Senior Notes due 2019 (the “Notes”) either pursuant to the Company’s previously announced tender offer to purchase any and all of the Notes or in open market purchases and (ii) for other working capital purposes.

In the ordinary course of their respective businesses, certain of the lenders and other parties to the Credit Agreements and their respective affiliates have engaged, and may engage, in commercial banking, investment banking, financial advisory or other services with the Company and its subsidiaries and affiliates, including KeyW, for which they have in the past or may in the future receive customary compensation and expense reimbursement.

The foregoing summary of the Credit Agreements does not purport to be complete and is qualified in its entirety by reference to the Credit Agreements, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On May 8, 2018, in connection with the entry into the Credit Agreements, KeyW and the Company terminated its Credit Agreement, dated as of April 4, 2017, with Royal Bank of Canada, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and bookrunner, and the several lenders party thereto (the “2017 Credit Agreement”). At the time of the termination, approximately $140.2 million was outstanding under the 2017 Credit Agreement, which was repaid in full with proceeds from the Credit Facilities. KeyW did not incur any prepayment penalties in connection with the repayment of such amount.

In the ordinary course of their respective businesses, certain of the lenders and other parties to the 2017 Credit Agreement and their respective affiliates have engaged, and may engage, in commercial banking, investment banking, financial advisory or other services with the Company and its subsidiaries and affiliates, including KeyW, for which they have in the past or may in the future receive customary compensation and expense reimbursement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in to this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Lien Credit Agreement, dated as of May 8, 2018, by and among The KeyW Corporation, as borrower, The KeyW Holding Corporation, Royal Bank of Canada, as administrative agent and lender, RBC Capital Markets, Fifth Third Bank, JPMorgan Chase, N.A., and SunTrust Robinson Humphrey, Inc., as joint-bookrunners and joint-lead arrangers, and the other lenders party thereto.

10.2	Second Lien Credit Agreement, dated as of May 8, 2018, by and among The KeyW Corporation, as borrower, The KeyW Holding Corporation, Royal Bank of Canada, as administrative agent and lender, RBC Capital Markets, Fifth Third Bank, JPMorgan Chase, N.A., and SunTrust Robinson Humphrey, Inc., as joint-bookrunners and joint-lead arrangers, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KEYW HOLDING CORPORATION

By:	/s/ Michael J. Alber
Name:	Michael J. Alber
Title:	Executive Vice President and Chief Financial Officer

Date: May 8, 2018